EX – 10.1

Commercial Property Lease Agreement

This Commercial Property Lease Agreement ("Lease") is made and effective July 14, 2017, by and between 1565 North Central Expressway, LP ("Landlord") and Fuse Medical, Inc. ("Tenant").

Landlord is the Owner of land and improvements commonly known and numbered as 1565 North Central Expressway, Suite 220, Richardson, TX 75080.

Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1. Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the same from Landlord, for an "Initial Term" beginning July 14, 2017 and ending December 31, 2017, unless terminated earlier by either Landlord or Tenant upon thirty (30) days’ notice. Tenant shall have possession of the lease premises during Lease Term and be entitled to office related amenities, including, but not limited to parking, restrooms, cleaning services, and employee breakroom.

2. Rent. Tenant shall pay to Landlord a monthly rent during the initial term and during the renewal period lease of $4,000.00 per month due on the first of each month, with the first full-month payment for August, due by August 1, 2017. The initial month of July 2017, will be prorated for seventeen (17) days or $2,235.62 due upon occupancy.

3. Use. Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

4. Insurance. If the Leased Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant's agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.

5. Utilities. Shall be included as part of the monthly rental payment of $4,000.00 per month and during the term of this Lease unless otherwise expressly agreed in writing by Landlord.

6. Entry. Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant's business on the Leased Premises.

7. Parking. During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord.

IN WITNESS WHEREOF, the parties have executed this Lease on July 14, 2017.

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Landlord: 1565 North Central Expressway, LP

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Tenant: Fuse Medical, Inc.